UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2016 (February 15, 2016)

GOGO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35975	27-1650905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 North Canal St., Suite 1500 Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

312-517-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 15, 2016, Gogo Inc. issued the following statement to a reporter:

“We have received certain inquiries regarding a declaratory judgment action filed against Gogo by American Airlines last Friday. We have no comment on the merits of this litigation, but we would like to note that American is a valued customer of ours and that we look forward to resolving the disagreement regarding contract interpretation that led to this declaratory judgment action.

By way of background, given the rapid pace of technological development in our industry, our airline customers expect to be able to take advantage of advances in technology and we understand and support that. Our contract with American contains a provision that addresses this expectation. Under the provision, if certain conditions are satisfied, including if a competitor offers connectivity services that materially improve on the Gogo early generation air to ground system that American has chosen to use on certain fleets, American can notify us. If American gives the notice required by the contract, we have the opportunity to submit a competing proposal – for any technology in our portfolio. If we decline to submit a proposal, or if American reasonably determines that our proposal is less favorable than the competitor’s, American may elect to terminate the contract with respect to the aircraft that are the subject of the notice.

Earlier this month, American notified Gogo that it considers a competitor’s connectivity service to offer a material improvement over our early generation air to ground service with respect to a portion of American’s fleet representing approximately 200 aircraft. We plan to submit a competing proposal to install our latest satellite technology - 2Ku - on this fleet. We believe that 2Ku is the best performing technology in the market and look forward to discussing our offer with American.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOGO INC.

By:	/s/ Norman Smagley
Norman Smagley Executive Vice President and Chief Financial Officer

Date: February 16, 2016